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                                  PRESS RELEASE


               FOR IMMEDIATE RELEASE CONTACT: Investor Relations
                         November 2, 2004 804-217-5897


                       DYNEX CAPITAL, INC. REPORTS RESULTS
                                FOR THIRD QUARTER


         Dynex Capital, Inc. (NYSE: DX) reported today a net loss of $56 thousand for the third quarter of 2004, versus a net loss of $500 thousand for the same period in 2003. After consideration of preferred stock benefits and charges, the Company reported a net loss to common shareholders of $1.4 million or $0.12 per basic and diluted common share, versus a net loss to common shareholders of $1.7 million or $0.16 per common share for the third quarter 2003. For the nine months ended September 30, 2004, net loss to common shareholders was $18.9 million, or $1.70 per basic and diluted common share, versus a net loss of $1.4 million, or $0.13 per basic and diluted common share, for the same period in 2003. Excluding the loss on the sale of the delinquent property tax receivable portfolio as further discussed below, the Company reported net income of $3.2 million, or $0.15 per common share for the third quarter. The Company has scheduled a conference call for Wednesday, November 3, 2004, at 2:00 p.m. Eastern Standard Time to discuss the results. Investors can listen in on the call by dialing in at (888) 343-2180.

Third Quarter 2004 Results
--------------------------

         Net loss for the third quarter of 2004 of $56 thousand includes a loss of $3.2 million from the previously reported sale of the Company's delinquent property tax receivable operations in Ohio. Proceeds from this sale were $18.5 million, with an additional $700 thousand funded to an escrow account for customary representations and warranties. Excluding the $19.2 million in proceeds from this sale, net cash flow received from the Company's investment portfolio during the third quarter was $10.7 million, versus $12.0 million for the second quarter 2004, and $14.0 million for the third quarter 2003. Cash flow decreased in the third quarter of 2004 as a result of declining prepayments on investments, the reinvestment of cash in lower yielding instruments and the overall decline in investments.

         The Company also reported net interest margin before provision for loan losses on its investment portfolio of $6.4 million for the third quarter of 2004, versus $8.8 million for the same period in 2003, and $5.5 million for the second quarter of 2004. Net interest margin before provision for losses declined in 2004 from 2003 as a result of the overall reduction in interest earning assets, and increased borrowing costs on the Company's LIBOR based securitization financing. Provision for loan losses was $1.3 million in 2004, versus $5.8 million for the same period in 2003, and declined as a result of the Company having fully reserved for its credit loss exposure on the manufactured housing portfolio at the end of the second quarter of 2004. General and administrative expenses were $1.8 million during the quarter, down from $2.0 million in the second quarter of 2004, and $2.1 million in the third quarter of 2003. General and administrative expenses for the fourth quarter of 2004 should continue to decline as a result of reductions in the Company's delinquent property tax receivables servicing operation and the sale of the tax receivables operations and portfolio in Ohio.

Balance Sheet
-------------

         Total assets at September 30, 2004, were $1.6 billion, a decline of $126.2 million for the quarter, and $247.0 million from December 31, 2003. Cash and cash equivalents at the end of the third quarter were $40.4 million versus $22.9 million at the end of the second quarter, reflecting sales proceeds received and the recurring cash flow from the investment portfolio, less investments made by the Company during the quarter. Other investments at September 30, 2004, primarily represent the Company's investment in delinquent property tax receivables and related real estate owned in Allegheny County, Pennsylvania, the last remaining substantial investment that the Company has in this asset class. At September 30, 2004, recourse repurchase agreement financing was $15.4 million, versus total shareholders' equity of $133.2 million. Common book value per share was $6.33 versus $6.40 at June 30, 2004.

         The Company also reported that its previously announced sale of the optional redemption rights and subordinate interests in MERIT Series 13 for $11.9 million closed effective October 28, 2004. The sale of these redemption rights will result in an estimated gain of approximately $17.8 million during the fourth quarter of 2004, or approximately $1.47 per common share. The sale will also result in the removal of approximately $242 million in manufactured housing loans, with a net carrying value of $218 million, from the securitized finance receivable investment portfolio, as well as the removal of $225 million in non-recourse securitization financing in October. Cash flow from the investment portfolio for the fourth quarter including the $11.9 million in sale proceeds should approximate $20 million.

Discussion
----------

         Mr. Thomas B. Akin, Chairman of the Board, commented, "This third quarter was an important quarter for the Company, as we were able to convert a non-interest-earning asset into cash, and in the case of MERIT Series 13, enter into an agreement to sell our interests at a significant premium to book value. Excluding the loss from the sale of the Ohio tax receivable portfolio, we earned $3.2 million, or $0.15 per common share. Our balance sheet is now in excellent shape, with $40 million in cash and cash equivalents and recourse debt outstanding at a modest $15 million relative to $133 million of shareholders' equity. At the end of October, commensurate with the closing of the sale of our redemption rights and interests in MERIT Series 13, shareholders' equity will have increased to $151 million, or $7.80 per common share, and cash and cash equivalents will have increased to $52 million."

         Mr. Akin continued, "Because of our net operating loss carryfoward, which we estimate at approximately $130 million today, unlike other mortgage REITs, our REIT income distribution requirements are limited, and will likely remain so for an extended period of time. Because of these limited distribution requirements, and because, as a REIT, the Company is not a tax-paying entity, the Company can invest its capital and can compound returns on that invested capital essentially tax-free until the net operating loss is fully utilized. We believe that this is a substantial benefit to our shareholders, allowing the Company to drive increases in book value while taking only modest levels of risk in its investment strategy."

         Mr. Akin continued, "We view that opportunities to earn acceptable risk-adjusted returns in mortgage assets are somewhat limited today. In the near term we will look to deploy our capital with moderate amounts of recourse leverage in an effort to generate low-teen returns. Our focus will be mostly on adding high quality single-family residential loans and mortgage-backed securities, and we will avoid adding significant amounts of interest-rate risk to the balance sheet. We may also invest in other mortgage REIT debt and equity securities which we believe are mispriced in the market. Except for the Series D preferred dividend, we intend to retain our capital for the foreseeable future to leverage the benefit of the net operating loss carryfoward to its fullest extent."

         Mr. Akin concluded, "Absent significant changes in interest rates or credit loss experience and estimates in the investment portfolio, and excluding the expected non-recurring gain from MERIT Series 13, we would expect to report modest earnings for the upcoming fourth quarter. We would also expect cash flow from the investment portfolio to sequentially decline from quarter-to-quarter until such time as we materially reinvest our available cash. We would invite all of our shareholders to listen in on our conference call on Wednesday to discuss third quarter results and as we expand on the future direction of the Company. We believe the ability of the Company to retain capital on a tax free basis gives it a sizable advantage for our shareholders over entities which have a tax burden, and mortgage REITs which must distribute 90% of their taxable income."

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, defaults by borrowers, defaults by third-party servicers, prepayments of investment portfolio assets, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors. For additional information, see the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004, as filed with the Securities and Exchange Commission.

                                  #   #   #

                               DYNEX CAPITAL, INC.
                           Consolidated Balance Sheets
                          (Thousands except share data)
                                   (unaudited)

                                                                        September 30,            December 31,
                                                                            2004                     2003
                                                                     --------------------   ------------------------
ASSETS

Cash and cash equivalents                                            $         40,392       $          7,386
Other assets                                                                    5,114                  4,174
                                                                     --------------------   ------------------------
                                                                               45,506                 11,560
Investments:
    Securitized finance receivables:
      Loans, net                                                            1,308,519              1,518,613
      Debt securities, available for sale                                     216,999                255,580
    Other investments                                                          13,204                 37,903
    Securities                                                                 28,013                 33,275
    Other loans                                                                 5,964                  8,304
                                                                     --------------------   ------------------------
                                                                            1,572,699              1,853,675
                                                                     --------------------   ------------------------
                                                                     $      1,618,205       $      1,865,235
                                                                     ====================   ========================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Non-recourse securitization financing                                $      1,466,293       $      1,679,830
Repurchase agreements                                                          15,381                 23,884
Senior Notes                                                                      823                 10,049
Other liabilities                                                               2,489                  1,626
                                                                     --------------------   ------------------------

                                                                            1,484,986              1,715,389
                                                                     ====================   ========================

SHAREHOLDERS' EQUITY:
Preferred stock                                                                55,666                 47,014
Common stock                                                                      122                    109
Additional paid-in capital                                                    366,896                360,684
Accumulated other comprehensive income (loss)                                   1,999                 (3,882)
Accumulated deficit                                                          (291,464)              (254,079)
                                                                     --------------------   ------------------------
                                                                              133,219                149,846
                                                                     --------------------   ------------------------
                                                                     $      1,618,205       $      1,865,235
                                                                     ====================   ========================
Book value per common share (after consideration
 of preferred stock liquidation preference)                          $           6.33       $           7.55
                                                                     ====================   ========================

                               DYNEX CAPITAL, INC.
                      Consolidated Statements of Operations
                          (Thousands except share data)
                                   (unaudited)



                                                                Three Months Ended                      Nine Months Ended
                                                         ----------------------------------    ------------------------------------
                                                                   September 30,                          September 30,
                                                         ----------------------------------    ------------------------------------
                                                               2004             2003                  2004              2003
                                                         ----------------  ----------------    ------------------------------------

Interest income                                          $     30,026      $     37,207        $      96,874       $     116,550
Interest and related expense                                  (23,632)          (28,375)             (78,526)            (87,448)
                                                         ----------------  ----------------    -----------------   ----------------
Net interest margin before provision                            6,394             8,832               18,348              29,102
  for loan losses

Provision for loan losses                                      (1,291)           (5,831)             (17,438)            (29,715)
                                                         ----------------  ----------------    -----------------   ----------------

Net interest margin                                             5,103             3,001                  910                (613)

Impairment charges                                               (162)           (2,277)              (9,569)             (4,482)
(Loss) gain on sale of investments, net                        (3,147)              769               (3,143)              1,779
Other                                                              (3)              130                 (264)                170
General and administrative expenses                            (1,847)           (2,124)              (6,330)             (6,296)
                                                         ----------------  ----------------    -----------------   ----------------

Net loss                                                          (56)             (501)             (18,396)             (9,442)
Preferred stock (charge) benefit                               (1,381)           (1,191)                (527)              8,039
                                                         ----------------  ----------------    -----------------   ----------------

Net loss to common shareholders                          $     (1,437)     $     (1,692)      $      (18,923)      $      (1,403)
                                                         ================  ================   =================    ================

Change in net unrealized loss during the period on:
    Investments classified as available-for-sale                  211            (2,004)               3,526                 976
    Hedge instruments                                             349             1,010                2,354                (109)
                                                         ----------------  ----------------    -----------------   ----------------
Comprehensive income (loss)                              $        504      $     (1,495)       $     (12,516)      $      (8,575)
                                                         ================  ================    =================   ================

Net loss per common share
      Basic and diluted                                  $      (0.12)     $      (0.16)       $       (1.70)       $      (0.13)
                                                         ================  ================    =================   ================

Weighted average number of
  common shares outstanding
      Basic and diluted                                    12,162,391        10,873,903           11,144,102          10,873,903
                                                         ================  ================    =================    ===============